Exhibit 99.1

Primerica Reports Full Year and Fourth Quarter 2011 Results

18% increase in Investment and Savings Product sales in 2011; 6% increase in Investment and Savings Product sales in the fourth quarter

$41.2 million of net income; diluted EPS of $0.57 in the fourth quarter of 2011

$40.6 million net operating income; diluted operating EPS of $0.56 in the fourth quarter of 2011

DULUTH, Ga.--(BUSINESS WIRE)--February 7, 2012--Primerica, Inc. (NYSE: PRI) announced today financial results for the fourth quarter ended December 31, 2011. Total revenues were $275.9 million in the fourth quarter of 2011 and net income was $41.2 million, or $0.57 per diluted share. Net income in the fourth quarter of 2010 was $52.9 million, or $0.69 per diluted share, including $.10 per diluted share largely related to certain reinsurance recoveries that were excluded from operating results in that period.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer, said, “We are proud of what we were able to accomplish in 2011 as we focused on building Primerica for the future by pursuing opportunities to grow our existing businesses while seeking to enhance shareholder value over time. We made significant strides on our capital management strategy, including the $200 million share repurchase that was both accretive to earnings per share and enabled Citi to sell its remaining Primerica stock in a secondary offering. Our business continued to perform well in 2011 driven primarily by a 27% increase in Term Life net premium revenue on an operating basis and an 18% increase in our Investment and Savings Product sales compared with 2010. In 2012, we will continue to follow-through with business enhancements and capital initiatives to deliver strong operating results.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer, said, “In 2011 we launched innovative incentives, new technology and improved product offerings, including our new TermNow rapid issue life insurance product and the addition of managed accounts to our Investment and Savings Products platform. The initiatives launched at our successful June convention helped drive the 6% growth in recruiting and 6% growth in life insurance policies issued in 2011 over the prior year. We continue to focus on enhancing our business opportunity with incentives and innovations designed to build distribution and drive long-term sales force and revenue growth.”

Results for the fourth quarter of 2011 reflect continued growth in our Term Life business partially offset by a modestly higher expense base. During the quarter we recognized a $5.0 million pre-tax charge to record cumulative potential claims related to cross-checking our U.S. life insurance policyholders with public death records to identify deceased policyholders for whom claims have not been filed and of which we were previously unaware. We also incurred a $1.3 million pre-tax charge related to our required share of the liquidation plan for Executive Life Insurance Company of New York filed by the New York State Department of Financial Services. The combined impact of these charges reduced net operating income per diluted share by approximately $.06 in the fourth quarter of 2011. Also impacting the fourth quarter year-over-year comparison were certain non-recurring items that collectively contributed $.04 per diluted share to net operating income in the fourth quarter of 2010. The combined result was that operating revenues increased by 3% to $271.6 million in the fourth quarter of 2011, compared with $264.5 million in the fourth quarter of 2010. Net operating income was $40.6 million, or $0.56 per diluted share, in the fourth quarter of 2011, compared with $45.2 million, or $0.59 per diluted share, in the fourth quarter of 2010.

For the full year 2011, net income was $178.3 million, compared with $257.8 million for 2010. Net income for the first quarter of 2010 did not reflect the impact of the Citi reinsurance and reorganization transactions. Adjusted to reflect the impact of these transactions as well as other operating adjustments described below, net operating income was up 10% to $177.1 million for 2011, compared with $161.5 million for 2010 reflecting growth in the Term Life business and strong Investment and Savings Products results partially offset by a higher expense base.

Distribution Results

•
The size of our life-licensed insurance sales force was 91,176 at December 31, 2011 compared with 91,970 at September 30, 2011. The number of new recruits obtaining life licenses increased 5% in the fourth quarter of 2011, compared with the prior year period. Recruiting declined 12% to 43,731 in the fourth quarter of 2011, compared with the fourth quarter of 2010. Sequentially, recruiting declined following the robust post-convention recruiting surge and seasonally higher third quarter. We also modified fourth quarter incentives to focus more on getting new recruits licensed and productive.

•
Life insurance policies issued increased 9% to 61,361 in the fourth quarter of 2011, compared with the year ago period reflecting a processing cycle which provided five additional business processing days in the fourth quarter of this year. Excluding the extra business days, life insurance policies issued increased 2% year-over-year. Term Life net premium grew by 19% to $121.0 million in the fourth quarter of 2011 compared with the fourth quarter a year ago and increased by 3% from the third quarter as we continue to build the New Term business. Sequentially, life insurance policies issued declined 6% from the third quarter of 2011 reflecting seasonally lower life insurance sales.

•
Investment and Savings Products sales continued to grow, up 6% to $955.8 million in the fourth quarter of 2011 from $903.0 million in the year ago period primarily driven by a 27% increase in variable annuity sales. Sequentially, Investment and Savings Products sales declined 10% reflecting the choppy market environment. Client redemptions of older variable annuity contracts to purchase the current Prime Elite IV variable annuity that offers an attractive guaranteed income living benefit were higher in the fourth quarter of 2011 compared with the fourth quarter of 2010, but were sequentially lower than the third quarter of 2011. Client asset values decreased 3% to $33.66 billion at December 31, 2011 from $34.87 billion at December 31, 2010 but increased 6% from $31.62 billion at September 30, 2011 primarily reflecting market movement.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

	Actual			Operating (1)
	Q4 2011	Q4 2010	% Change	Q4 2011	Q4 2010	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$144,678	$137,068	6%	$144,678	$123,927	17%
Investment and Savings Products	93,785	103,022	-9%	93,785	103,022	-9%
Corporate and Other Distributed Products	37,392	39,297	-5%	33,136	37,597	-12%
Total revenues	$275,855	$279,387	-1%	$271,599	$264,546	3%

Income (loss) before income taxes:
Term Life Insurance	$43,092	$52,000	-17%	$43,092	$38,859	11%
Investment and Savings Products	28,821	34,770	-17%	28,821	34,770	-17%
Corporate and Other Distributed Products	(9,226)	(6,247)	-48%	(10,067)	(4,786)	-110%
Total income before income taxes	$62,687	$80,523	-22%	$61,846	$68,843	-10%

(1) See the Non-GAAP Financial Measures section and the Operating Results Reconcilations at the end of this release for additional information.

Term Life Insurance. Operating revenues grew by 17% to $144.7 million in the fourth quarter of 2011, compared with the same period a year ago. Operating income before income taxes increased by 11% to $43.1 million over the prior year period. These results reflect growth in the Term Life business, modestly favorable mortality experience and slightly unfavorable persistency during the fourth quarter of 2011 versus the year ago period. Net investment income grew due to an increase in required assets associated with Term Life growth partially offset by lower asset returns. Insurance expenses increased in the quarter compared with the fourth quarter of 2010, reflecting in part the continued run-off of our Legacy Term allowances and higher premium-related expenses commensurate with the growth in New Term premium. During the fourth quarter of 2011, we recognized $3.9 million of the $5.0 million charge related to our search of public death records in Term Life with the remaining $1.1 million charged to our non-term New York business in Corporate and Other. The year-over-year comparison is also impacted by certain non-recurring items in the fourth quarter of 2010.

Sequentially, operating income before income taxes decreased by 10%, or $5.0 million, compared with the third quarter of 2011 primarily due to the charge related to our search of public death records and unfavorable fourth quarter seasonal persistency partially offset by continued business growth. Insurance expenses were flat with the prior quarter.

Investment and Savings Products. Results in the fourth quarter of 2011 reflect higher sales and a larger volume-related incentive payment earned for strong 2011 variable annuity sales offset by higher expenses largely related to our new managed accounts product and government relations expenses. Impacting the fourth quarter year-over-year comparison is an adjustment made in the fourth quarter of 2010 that increased operating revenue by $11.6 million and increased operating income before income taxes by $4.8 million during that period. As a result, operating revenues declined by 9% to $93.8 million while operating income before income taxes declined by 17% to $28.8 million in the fourth quarter of 2011, compared with the same period a year ago.

Sequentially, operating revenues decreased by 4%, or $3.7 million from the third quarter of 2011, reflecting lower product sales and average client asset values partially offset by the volume-related variable annuity incentive payment earned in the fourth quarter of 2011. These same factors, combined with lower Canadian Segregated Fund DAC amortization and flat operating expenses, resulted in a sequential quarter increase in operating income before income taxes of 8%, or $2.1 million.

Corporate and Other Distributed Products. Operating revenues declined by 12% to $33.1 million in the fourth quarter of 2011, compared with the fourth quarter of 2010. Operating losses before income taxes were $10.1 million in the fourth quarter of 2011, compared with a $4.8 million loss in the same period of 2010. Operating revenues for the fourth quarter of 2011 reflect a decline in net investment income of $2.4 million due to the combined effect of an increased allocation to Term Life and lower aggregate invested assets and returns. Lower operating expenses in the fourth quarter reflect various reductions including the elimination of Citi allocations offset by a $1.0 million charge associated with the discontinuation of our U.S. lending business. Fourth quarter 2011 benefits and claims include the $1.1 million charge related to our search of public death records for our New York subsidiary’s non-term life business. A $1.3 million charge to insurance expense related to the liquidation plan for Executive Life Insurance Company of New York was also recognized.

Taxes

Our effective income tax rate for the fourth quarter of 2011 was 34.3%, unchanged from the same quarter a year ago and down from 36.4% in the third quarter of 2011. Sequentially, the lower tax rate in the fourth quarter of 2011 reflects lower exposure reserves relative to the third quarter 2011 due to the timing of statute expirations.

Capital and Liquidity

Primerica continues to be well capitalized, holding a high-quality invested asset portfolio with minimal exposure to equities and European sovereign risk. Investments and cash totaled $2.16 billion as of December 31, 2011. Our invested asset portfolio had a net unrealized gain of $153.2 million (net of unrealized losses of $11.4 million) at December 31, 2011, up from a net unrealized gain of $152.7 million (net of unrealized losses of $12.5 million) at September 30, 2011. Net realized investment gains for the quarter were $4.3 million, which is net of $0.7 million of other-than-temporary impairments.

As of December 31, 2011, our debt-to-capital ratio remained low at 17.4%. Our ratio of cash and invested assets to adjusted stockholders’ equity of 1.6x at December 31, 2011, reflects the conservative nature of our balance sheet and generally the lower asset requirement and asset liability matching risk of term insurance.

Following Primerica Life Insurance Company’s $200 million dividend payment to Primerica, Inc., that funded the fourth quarter share repurchase, Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio is estimated to be in excess of 420% as of December 31, 2011. At this level, we believe we remain well positioned to support existing operations and fund future growth.

Net operating income return on adjusted stockholders’ equity (ROAE) was 11.6% for the quarter ended December 31, 2011, down from 11.7% in the third quarter of 2011. This slight decline was driven by the one-time charges in the fourth quarter partially offset by the accretive impact of our $200 million share repurchase also in the fourth quarter. Net income return on stockholders’ equity was 11.0% for the fourth quarter of 2011.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented. In full year 2011, fourth quarter 2010 and full year 2010, operating revenues, operating income before income taxes and net operating income also exclude the impact of certain reinsurance recoveries which previously had not been recognized due to the uncertain nature of their recovery. In full year 2010, operating revenues, operating income before income taxes and net operating income also give effect to the Citi reinsurance and reorganization transactions as if they had occurred on January 1, 2010. Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, February 8, 2012 at 10:00 am EST, to discuss fourth quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials. To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us. Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	December 31,
	2011 (1)	2010
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,959,156	$2,081,361
Equity securities available for sale, at fair value	26,712	23,213
Trading securities, at fair value	9,640	22,767
Policy loans and other invested assets	25,996	26,243
Total investments	2,021,504	2,153,584
Cash and cash equivalents	136,078	126,038
Accrued investment income	21,579	22,328
Due from reinsurers	3,855,890	3,731,634
Deferred policy acquisition costs	1,050,637	853,211
Premiums and other receivables	163,845	168,026
Intangible assets	71,928	75,357
Other assets	268,485	307,342
Separate account assets	2,408,598	2,446,786
Total assets	$9,998,544	$9,884,306

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,614,860	$4,409,183
Unearned premiums	7,022	5,563
Policy claims and other benefits payable	241,754	229,895
Other policyholders' funds	340,766	357,253
Note payable	300,000	300,000
Income taxes	131,477	136,226
Other liabilities	382,068	386,182
Payable under securities lending	149,358	181,726
Separate account liabilities	2,408,598	2,446,786
Total liabilities	8,575,903	8,452,814

Stockholders' equity:
Common stock	649	728
Paid-in capital	707,912	883,168
Retained earnings	566,021	395,057
Accumulated other comprehensive income, net of income tax	148,059	152,539
Total stockholders' equity	1,422,641	1,431,492
Total liabilities and stockholders' equity	$9,998,544	$9,884,306

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income

	Three months ended December 31,
	2011 (1)	2010 (1)
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$555,778	$548,330
Ceded premiums	(419,630)	(417,981)
Net premiums	136,148	130,349
Commissions and fees	97,282	108,288
Net investment income	25,643	26,688
Realized investment gains, including OTTI	4,256	1,700
Other, net	12,526	12,362
Total revenues	275,855	279,387

Benefits and expenses:
Benefits and claims	63,688	52,033
Amortization of deferred policy acquisition costs	35,875	29,536
Sales commissions	43,816	50,267
Insurance expenses	16,938	15,887
Insurance commissions	5,169	4,203
Interest expense	6,973	6,976
Other operating expenses	40,709	39,962
Total benefits and expenses	213,168	198,864
Income before income taxes	62,687	80,523
Income taxes	21,502	27,634
Net income	$41,185	$52,889

Earnings per share:
Basic	$0.58	$0.70
Diluted	$0.57	$0.69

Shares used in computing earnings per share:
Basic	69,366	72,453
Diluted	70,169	73,240

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income

	Year ended December 31,
	2011 (1)	2010
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,229,467	$2,181,074
Ceded premiums	(1,703,075)	(1,450,367)
Net premiums	526,392	730,707
Commissions and fees	412,979	382,940
Net investment income	108,601	165,111
Realized investment gains, including OTTI	6,440	34,145
Other, net	48,681	48,960
Total revenues	1,103,093	1,361,863

Benefits and expenses:
Benefits and claims	242,696	317,703
Amortization of deferred policy acquisition costs	119,348	168,035
Sales commissions	191,306	179,924
Insurance expenses	61,109	75,503
Insurance commissions	19,297	19,904
Interest expense	27,968	20,872
Other operating expenses	165,525	180,779
Total benefits and expenses	827,249	962,720
Income before income taxes	275,844	399,143
Income taxes	97,568	141,365
Net income	$178,276	$257,778

Earnings per share:
Basic	$2.39	$3.43	(2)
Diluted	$2.36	$3.40	(2)

Shares used in computing earnings per share:
Basic	72,283	72,099	(2)
Diluted	73,107	72,882	(2)

(1) Unaudited
(2) Pro forma basis using weighted-average shares, including the shares issued or issuable upon lapse of restriction following our April 1, 2010 corporate reorganization as though they had been issued outstanding on January 1, 2010.

PRIMERICA, INC. AND SUBSIDIARIES
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Three months ended December 31, 2011
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$555,778	$-	$555,778
Ceded premiums	(419,630)	-	(419,630)
Net premiums	136,148	-	136,148
Commissions and fees	97,282	-	97,282
Net investment income	25,643	-	25,643
Realized investment gains, including OTTI	-	4,256	4,256
Other, net	12,526	-	12,526
Total revenues	271,599	4,256	275,855

Benefits and expenses:
Benefits and claims	63,688	-	63,688
Amortization of DAC	35,875	-	35,875
Sales commissions	43,816	-	43,816
Insurance expenses	16,938	-	16,938
Insurance commissions	5,169	-	5,169
Interest expense	6,973	-	6,973
Other operating expenses	37,294	3,415	40,709
Total benefits and expenses	209,753	3,415	213,168
Income before income taxes	61,846	841	62,687
Income taxes	21,214	288	21,502
Net income	$40,632	$553	$41,185

Earnings per share - diluted	$0.56		$0.57
Diluted shares	70,169		70,169

See the Non-GAAP Financial Measures section and the segment Operating Results
Reconciliations for additional information.

PRIMERICA, INC. AND SUBSIDIARIES
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Three months ended December 31, 2010
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$548,330	$-	$548,330
Ceded premiums	(431,122)	13,141	(417,981)
Net premiums	117,208	13,141	130,349
Commissions and fees	108,288	-	108,288
Net investment income	26,688	-	26,688
Realized investment gains, including OTTI	-	1,700	1,700
Other, net	12,362	-	12,362
Total revenues	264,546	14,841	279,387

Benefits and expenses:
Benefits and claims	52,033	-	52,033
Amortization of DAC	29,536	-	29,536
Sales commissions	50,267	-	50,267
Insurance expenses	15,887	-	15,887
Insurance commissions	4,203	-	4,203
Interest expense	6,976	-	6,976
Other operating expenses	36,801	3,161	39,962
Total benefits and expenses	195,703	3,161	198,864
Income before income taxes	68,843	11,680	80,523
Income taxes	23,626	4,008	27,634
Net income	$45,217	$7,672	$52,889

Earnings per share - diluted	$0.59		$0.69
Diluted shares	73,240		73,240

See the Non-GAAP Financial Measures section and the segment Operating Results
Reconciliations for additional information.

PRIMERICA, INC. AND SUBSIDIARIES
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Year ended December 31, 2011
	Operating Results (Non-GAAP)	Operating adjustments		Reported Results (GAAP)
Revenues:
Direct premiums	$2,229,467	$-		$2,229,467
Ceded premiums	(1,711,804)	8,729		(1,703,075)
Net premiums	517,663	8,729		526,392
Commissions and fees	412,979	-		412,979
Net investment income	108,601	-		108,601
Realized investment gains, including OTTI	-	6,440		6,440
Other, net	48,681	-		48,681
Total revenues	1,087,924	15,169	l	1,103,093

Benefits and expenses:
Benefits and claims	242,696	-		242,696
Amortization of DAC	119,348	-		119,348
Sales commissions	191,306	-		191,306
Insurance expenses	61,109	-		61,109
Insurance commissions	19,297	-		19,297
Interest expense	27,968	-		27,968
Other operating expenses	152,136	13,389		165,525
Total benefits and expenses	813,860	13,389		827,249
Income before income taxes	274,064	1,780		275,844
Income taxes	96,986	582		97,568
Net income	$177,078	$1,198		$178,276

See the Non-GAAP Financial Measures section for additional information.

PRIMERICA, INC. AND SUBSIDIARIES
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Year ended December 31, 2010
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$2,181,074	$-	$2,181,074
Ceded premiums	(1,759,836)	309,469	(1,450,367)
Net premiums	421,238	309,469	730,707
Commissions and fees	382,940	-	382,940
Net investment income	110,376	54,735	165,111
Realized investment gains, including OTTI	-	34,145	34,145
Other, net	48,960	-	48,960
Total revenues	963,514	398,349	1,361,863

Benefits and expenses:
Benefits and claims	189,499	128,204	317,703
Amortization of DAC	96,646	71,389	168,035
Sales commissions	179,924	-	179,924
Insurance expenses	49,420	26,083	75,503
Insurance commissions	18,235	1,669	19,904
Interest expense	27,809	(6,937)	20,872
Other operating expenses	149,085	31,694	180,779
Total benefits and expenses	710,618	252,102	962,720
Income before income taxes	252,896	146,247	399,143
Income taxes	91,409	49,956	141,365
Net income	$161,487	$96,291	$257,778

See the Non-GAAP Financial Measures section for additional information.

PRIMERICA, INC. AND SUBSIDIARIES
Term Life Insurance Segment Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2011	2010

Operating revenues	$144,678	$123,927
Reinsurance recoveries adjustment	-	13,141
Total revenues	$144,678	$137,068

Operating income before income taxes	$43,092	$38,859
Reinsurance recoveries adjustment	-	13,141
Income before income taxes	$43,092	$52,000

Corporate and Other Distributed Products Segment Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2011	2010

Operating revenues	$33,136	$37,597
Realized investment gains, including OTTI	4,256	1,700
Total revenues	$37,392	$39,297

Operating loss before income taxes	$(10,067)	$(4,786)
Realized investment gains, including OTTI	4,256	1,700
Other operating expense - equity awards	(3,415)	(3,161)
Loss before income taxes	$(9,226)	$(6,247)

Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

December 31, 2011
Adjusted stockholders' equity	$1,327,224
Unrealized net investment gains recorded in stockholders' equity	95,417
Stockholders' equity	$1,422,641

CONTACT:
Primerica, Inc.
Investor Contact:
Kathryn Kieser, 770-564-7757
investorrelations@primerica.com
or
Media Contact:
Mark L. Supic, 770-564-6329
mark.supic@primerica.com